JAYHAWK
ACCEPTANCE  CORPORATION
                                                                   Page 1 of 1

                                 NEWS RELEASE

For  Immediate  Release:  June 30, 1997               For Further Information:
                                                       Virginia  L.  Cleveland
                                                                  214/754-1016

Dallas, Texas - Jayhawk Acceptance Corporation (NASDAQ: JACCQ) reported today that collections from its automobile installment sale contracts, particularly in June, have been below the levels contemplated by its agreement with its primary secured lender. Unless actual collections exceed those currently projected, under this agreement the Company would be required to make prepayments to the lender that would jeopardize its ability to make the other payments contemplated by its presently filed plan of reorganization within the time periods provided therein. Consequently, the Company intends to discuss with its secured lender and the unsecured creditors committee revisions in the timing of the payments contemplated by the plan of reorganization. Any revisions in the timing of such payments would require amendments to the plan of reorganization as presently filed. The Company anticipates that any amended plan of reorganization would continue to provide for full payment of its indebtedness and contractual obligations. There can be no assurance that the Company will reach an agreement with the secured lender or the unsecured creditors committee regarding revisions in the timing of the payments contemplated by its plan of reorganization or that any amended plan of reorganization will be confirmed.

     Except for the historical information contained herein, the matters discussed in this press release, including projected collections, are forward looking statements that are dependent upon a number of risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. These risks and uncertainties include the recoverability of advances paid to dealers and physicians for contracts and loans, the delinquency and default rates with respect to the contracts and loans included in the Company's portfolio, the impact of competitive services and products, changes in market conditions, the limited operating history of Jayhawk's medical finance business, the impact of changes in regulation or litigation, the management of growth and the other risks described in the Company's SEC filings. The Company does not intend to provide updated information about the matters referred to in these forward looking statements, other than in the context of management's discussion and analysis in the Company's quarterly and annual reports on Form 10-Q And 10-K.

     Jayhawk Acceptance Corporation is a specialized financial services company headquartered in Dallas, Texas

                                     -END-